Exhibit 10.28

ALEXION PHARMACEUTICALS, INC.

2004 INCENTIVE PLAN

STOCK OPTION AGREEMENT FOR PARTICIPANTS IN FRANCE

THIS AGREEMENT, made as of this              day of                     ,              (the “Grant Date”), by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you (the “Optionee”) sets forth the terms and conditions of an Award granted to the Optionee under the Alexion Pharmaceuticals, Inc. 2004 Incentive Plan (the “U.S. Plan”) and the Rules of the Alexion Pharmaceuticals, Inc. Amended and Restated 2004 Incentive Plan for Awards Granted to Participants in France (the “French Plan”) (collectively, the “Plan”).

W I T N E S S E T H:

Pursuant to the Plan, the Company desires to grant to the Optionee, and the Optionee desires to accept, an option to purchase shares of the Company’s common stock, $0.0001 par value (the “Common Stock”), upon the terms and conditions set forth in this Agreement, the U.S. Plan and the French Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

Options granted to Optionees in France are intended to be French-qualified Options that qualify for the favorable income tax and social security regime in France, as set forth in the French Plan. Certain events may affect the status of the Options as French-qualified Options and the Award may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the French-qualified Options during the life of the Option, and the Optionee will not be entitled to any compensation or other amounts if the Options no longer qualify as French-qualified Options.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant. The Company hereby grants to the Optionee an option (the “Option”) to purchase such number of shares of Common Stock, at the exercise price per share, in each case, set forth in a letter dated as of the date hereof separately delivered to Optionee together with this Agreement (the “Award Letter”).

2. Restrictions on Exercisability. Except as otherwise provided herein or in the Plan, this Option shall become exercisable in accordance with the schedule shown in the Award Letter based upon the Optionee’s continuous employment or other service with the Company or its affiliates following the Grant Date. No Options may be exercised hereunder unless the Optionee shall have remained in the continuous employment or other service of the Company or an affiliate up to and including the specified date shown in the Award Letter from the Grant Date. Unless earlier terminated, this Option shall expire if and to the extent it is not exercised on or prior to the nine and one-half year anniversary of the Grant Date (the “Expiration Date”).

3. Exercise and Payment. The Optionee may exercise this Option in whole or in part in accordance with the schedule shown in the Award Letter by delivering to the Company (a) a written notice of such exercise specifying the number of shares of Common Stock that the Optionee has elected to acquire and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any tax and social security contributions withholding obligations with respect to the exercise. The Option exercise price shall be payable in cash or bank or certified check or by such methods in accordance with such procedures as may be authorized or permitted by the Committee from time to time. Notwithstanding the foregoing or any provisions of the U.S. Plan to the contrary, such methods shall not include tendering (either by actual delivery or attestation) previously owned shares of Common Stock, unless otherwise permitted by French law.

4. Withholding. Regardless of any action the Company and/or the Optionee’s employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Optionee is and remains the Optionee’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Options, the subsequent sale of any shares of Common Stock acquired at exercise and the receipt of any dividends; and (ii) do not commit to continue to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items.

Prior to the relevant taxable event, the Optionee shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items withholding obligations of the Company and/or the Employer. In this regard, the Optionee authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Optionee from any wages or other cash compensation paid to the Optionee by the Company and/or the Employer, within legal limits. Alternatively, or in addition, if permissible under local law, the Optionee authorizes the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Optionee by one or a combination of the following: (i) withholding otherwise deliverable shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount; (ii) arranging for the sale of shares of Common Stock otherwise deliverable to the Optionee (on the Optionee’s behalf and at the Optionee’s direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of shares of Common Stock acquired upon exercise of the Option. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Common Stock as described herein, the Optionee is deemed to have been issued the full number of shares of Common Stock subject to the portion of the Option exercised, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option. The Optionee shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver to the Optionee any shares of Common Stock pursuant to the Option if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items as described in this section.

5. Rights as Stockholder. No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made. The Optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by this Option until such shares are issued to the Optionee. Except as otherwise provided herein or in the Plan, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

6. Nontransferability. The Option is not assignable or transferable except upon the Optionee’s death to a Beneficiary. During an Optionee’s lifetime, this Option may be exercised only by the Optionee.

7. Termination of Employment or other Service

(a) Death. If the Optionee’s employment or other service with the Company and its affiliates terminates due to his or her death, then that portion of this Option that is not exercisable on the date of death shall immediately terminate and the portion that is exercisable on the date of death shall remain exercisable by the Optionee’s designated beneficiary or legal representative, in compliance with French civil rules on inheritance and any applicable rules, until the six-month anniversary of the date of death and, to the extent not exercised during such period, shall immediately terminate thereafter. The six-month exercisability period will apply without regard to the Expiration Date of the Option. Further, the Option will qualify for favorable French tax and social security treatment without regard to the compulsory holding period set forth by Section 163 bis C of the French Tax Code, as amended.

(b) Disability. If the Optionee’s employment or other service with the Company and its affiliates terminates due to his or her Disability (as defined in the French Plan), then: (i) that portion of this Option that is not exercisable on the date of termination shall immediately terminate, and (ii) subject to Section 7(c) below, that portion of this Option that is exercisable on the date of termination shall remain exercisable, but only to the extent exercisable on the date of termination, by the Optionee until the earlier of (x) the first anniversary of the date of termination and (y) the Expiration Date and, to the extent not exercised during such period, shall immediately terminate thereafter. Notwithstanding the foregoing, if the Optionee’s employment or other service is terminated by reason of his or her Disability and the Optionee dies within one year of such termination of employment or other service, that portion of this Option that is exercisable on the date of termination shall remain exercisable by the Optionee’s designated beneficiary or legal representative until the six-month anniversary of the later death of such disabled Optionee in accordance with Section 7(a) above. Further, the Option will qualify for favorable French tax and social security treatment without regard to the compulsory holding period set forth by Section 163 bis C of the French Tax Code, as amended.

(c) Termination for Gross or Willful Misconduct as Defined Under French Labor Rules or at a Time when Gross or Willful Misconduct as Defined Under French Labor Rules Exists. If the Optionee’s employment or other service is terminated by the Company or an affiliate for Gross or Willful Misconduct as Defined Under French Labor Rules, which in the determination of the Committee justifies termination of this Option, or if, at the time of the Optionee’s termination, grounds for a termination for such Gross or Willful Misconduct as Defined Under French Labor Rules exist, then this Option (whether or not then exercisable) shall immediately terminate and cease to be exercisable.

(d) Other Termination. If the Optionee’s employment or other service with the Company and its affiliates terminates for any reason not covered by Section 7(a) or 7(b) above, then: (i) that portion of this Option that is not exercisable on the date of termination shall immediately terminate, and (ii) subject to Section 7(c) above, that portion of this Option that is exercisable on the date of termination shall remain exercisable, but only to the extent exercisable on the date of termination, by the Optionee until the earlier of (x) the ninetieth day following the date of termination and (y) the Expiration Date and, to the extent not exercised during such period, shall immediately terminate thereafter.

8. Cancellation of Option. Notwithstanding anything herein to the contrary, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict this Option at any time if the Optionee is not in compliance with all material applicable provisions of this Agreement or the Plan, or if the Optionee engages in a Detrimental Activity. Upon exercise of the Option, if requested by the Company the Optionee shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of this Agreement and the Plan and has not engaged in any Detrimental Activity.

For purposes of this Agreement, “Detrimental Activity” shall mean any of the following, unless authorized by the Company: (1) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company or its affiliates, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company or its affiliates, (2) the disclosure to anyone outside the Company or its affiliates, or the use in other than the Company’s or its affiliates’ business, without authorization from the Company, of any confidential information or material relating to the business of the Company or its affiliates, acquired by the Optionee either during or after employment or other service with the Company or its affiliates, (3) the failure or refusal to disclose promptly and to assign to the Company or its affiliates all right, title and interest in any invention or idea, patentable or not, made or conceived by the Optionee during employment by or other service with the Company or its affiliates, relating in any manner to the actual or anticipated business, research or development work of the Company or its affiliates or the failure or refusal to do anything reasonably necessary to enable the Company or its affiliates to secure a patent where appropriate in the United States and in other countries insofar as any matter referred to in this clause (3) violates any obligation of the Optionee to the Company or its affiliates, or (4) any attempt directly or indirectly to induce any employee of the Company or its affiliates to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company or its affiliates.

9. Restrictions on Sale of Shares of Common Stock. Notwithstanding any provisions in the U.S. Plan or this Agreement to the contrary, in the event the Optionee vests in and exercises the Option prior to the fourth anniversary of the Grant Date, after issuance of the shares of Common Stock to the Optionee upon exercise of the Option, the Optionee will not be permitted to sell, transfer, pledge, hypothecate or assign the shares of Common Stock until the fourth anniversary of the Grant Date or such other date as is required to comply with the applicable holding period for French-qualified Options set forth by Section 163 bis C of the French Tax Code, as amended. If the holding period applicable to shares of Common Stock underlying the French-qualified Options is not met, this Option may not receive favorable tax and social security treatment under French law. This restriction does not apply in the event of the Optionee’s death and Disability. In the event of Forced Retirement, or dismissal as defined by Section 91 – ter of Exhibit II to the French Tax Code, as amended, and as construed by the French Tax Circulars and subject to fulfillment of selected conditions for French-qualified Options, this restriction does not apply for Options that have been exercised at least three months prior to the effective date of the Forced Retirement or at least three months prior to the receipt of the notice of dismissal by the Optionee.

10. Specific Restriction for Managing Directors. Notwithstanding any provision in this Agreement, if the Optionee is a managing director under French law (“mandataires sociaux,” i.e., Président du Conseil d’Administration, Director Général, Directeur Général Délégué, Gérant de Sociétés par actions), the Optionee agrees to hold 20% of the shares of Common Stock issued upon exercise of the Options until the Optionee ceases to serve as a managing director, as long as it is a requirement for French-qualified Options to hold such amounts. Until this holding period has been satisfied, any shares of Common Stock issued to the Optionee must be held in a brokerage account designated by the Company at its discretion and cannot be transferred out of such account without the Company’s consent.

11. Securities Restrictions. This Option shall not be exercisable for such period as may be required to comply with the Federal securities laws, state “blue sky” laws, an applicable listing requirement of any applicable securities exchange and any other law or regulation applicable to the exercise of this Option, and the Company shall not be obligated to issue or deliver shares of Common Stock hereunder if the issuance or delivery of such shares would constitute a violation of any law or any regulation of any governmental authority or applicable securities exchange.

12. No Employment or Other Service Rights. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employment or other service of the Company or its affiliates, or in any way interfere with the right of the Company or its affiliates to terminate the employment or other service of the Optionee at any time.

13. Acknowledgment of Nature of Plan and Option. In accepting the Option, the Optionee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b) the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

(c) all decisions with respect to future Options, if any, will be at the sole discretion of the Company;

(d) the Optionee’s participation in the Plan is voluntary;

(e) the Option is an extraordinary item that does not constitute compensation for services of any kind rendered to the Company or any affiliates, and which is outside the scope of the employment contract, if any;

(f) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any affiliates;

(g) in the event that the Optionee is not an Employee of the Company or any affiliates, the Option and the Optionee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any affiliates;

(h) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with any certainty;

(i) if the Optionee exercises his or her Option and obtains shares of Common Stock, the value of those shares of Common Stock acquired upon exercise may increase or decrease in value, even below the exercise price;

(j) in consideration of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or from any diminution in value of the Option or shares of Common Stock acquired upon exercise of the Option resulting from termination of the Optionee’s service by the Company or any affiliates (for any reason whatsoever and whether or not in breach of local labor laws) and the Optionee irrevocably releases the Company and any affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Agreement, the Optionee shall be deemed irrevocably to have waived the Optionee’s entitlement to pursue such claim;

(k) in the event of termination of the Optionee’s service (whether or not in breach of local labor laws), the Optionee’s right to receive an Option and vest in the Option under the Plan, if any, will terminate effective as of the date that the Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Option;

(l) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan or the Optionee’s acquisition or sale of the underlying shares of Common Stock; and

(m) the Optionee is hereby advised to consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14. Data Privacy Notice and Consent. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock granted, exercised, canceled, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Optionee understands that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. The Optionee understands the recipients of the Data may be located in the Optionee’s country, in the United States or elsewhere, and that the data recipients’ country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the Company, the Employer and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. The Optionee understands, however, that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that the Optionee may contact the Optionee’s local human resources representative.

15. Disqualification of French-qualified Options. If the French-qualified Options are otherwise modified or adjusted in a manner in keeping with the U.S. Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of the French Plan or is contrary to French rules, the Options may no longer qualify as French-qualified Options. If the Options no longer qualify as French-qualified Options, the Committee may, provided it is authorized to do so under the Plan, determine to lift, shorten or terminate certain restrictions applicable to the exercise of the Options or the sale of the shares of Common Stock which may have been imposed under the French Plan and this Agreement.

16. Language. If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different from the English version, the English version will control.

17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option or future grants made under the Plan by electronic means or request that the Optionee consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18. Severability. In the event any one or more of the provisions of the Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of the Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

19. Provisions of the Plan. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges that he or she received a copy of the Plan prior to the execution of this Agreement.

20. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Connecticut and agree that such litigation shall be conducted only in the courts of New Haven County, Connecticut, or the federal courts for the United States for the District of Connecticut, and no other courts, where this grant of Options is made and/or to be performed.

21. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties.

[INSERT THE NEXT TWO PARAGRAPHS ONLY IF THE AGREEMENT AND AWARD LETTER ARE NOT TRANSLATED INTO FRENCH]

By clicking on the “I accept” button or by signing this document providing for the terms and conditions of your grant, you confirm having read and understood the documents relating to this grant (the Award Letter, the U.S. Plan as amended by the French Plan and this Agreement) which were provided to you in the English language. You accept the terms of those documents accordingly.

En cliquant sur le bouton “J’accepte” ou en signant et renvoyant le présent document décrivant les termes et conditions de votre attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (la Lettre d’Attribution, le Plan U.S. tel qu’amendé par le Plan pour la France et ce Contrat d’Attribution) qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ALEXION PHARMACEUTICALS, INC.

By:
Name:
Title:

PARTICIPANT

Name: